Exhibit 3.1
FIRST AMENDMENT TO BYLAWS
OF
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

The Bylaws of Cole Real Estate Income Strategy (Daily NAV), Inc. (“the Bylaws”), are hereby amended as follows:
Article III, Section 11 of the Bylaws is deleted in its entirety and replaced with the following:
“Section 11. VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Until such time as the Corporation becomes subject to Section 3-804(c) of the MGCL, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum; any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors, including a majority of the directors who are Independent Directors as defined in the Charter; and any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. At such time as the Corporation becomes subject to Section 3-804(c) of the MGCL and except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, including a majority of the directors who are Independent Directors as defined in the Charter, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Independent Directors shall nominate replacements for vacancies among the Independent Directors' positions. Notwithstanding the provisions of Article XIII of these Bylaws, this Section 11 of Article III shall be amended only upon the affirmative vote of the Board of Directors, including a majority of the directors who are Independent Directors.”
Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.
AS APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE JUNE 14, 2012.